Exhibit 3.1

CERTIFICATE Certificate of Registration of a Company This is to certify that BARRICK (PD) AUSTRALIA FINANCE PTY LTD Australian Company Number 139 909 934 is a registered company under the Corporations Act 2001 and is taken to be registered in Western Australia. The company is limited by shares. The company is a proprietary company. The day of commencement of registration is the ninth day of October 2009. Issued by the Australian Securities and Investments Commission on this ninth day of October, 2009. Anthony Michael D’Aloisio Chairman